Exhibit 99.1

NEWS RELEASE
Contact:	Tim Smith Senior Vice President, Investor Relations and Treasurer (214) 303-3713

DEAN FOODS REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	Q4 GAAP Loss from Continuing Operations Attributable to Dean Foods of $0.40 per Share

•	Q4 Adjusted Diluted Earnings from Continuing Operations of $0.18 per Share

•	2013 Full-Year GAAP Diluted Earnings per Share of $8.58

•	2013 Full-Year Adjusted Diluted Earnings per Share of $0.86; up 12% versus 2012

DALLAS, February 11, 2014 — Dean Foods Company (NYSE: DF) today announced that the Company earned $8.58 per diluted share for the full year 2013, as compared to $1.70 per diluted share for the full year 2012. Full year 2013 reported results include the gain on disposition of WhiteWave common stock of $416 million, the gain on sale of Morningstar of $492 million (net of tax), and other one-time or non-recurring items, as more fully described in the attached tables. On an adjusted basis, the Company earned $0.86 per diluted share for the full year 2013, compared to $0.77 for the full year 2012.

For the fourth quarter of 2013, the Company reported a loss from continuing operations attributable to Dean Foods of $0.40 per share, compared to fourth quarter 2012 income from continuing operations of $0.08 per share. The loss for the fourth quarter of 2013 includes a $63 million (net of tax) loss on the early retirement of debt, $10 million (net of tax) of restructuring charges, and other one-time or non-recurring items, as more fully described in the attached tables. On an adjusted basis, fourth quarter 2013 diluted earnings from continuing operations were $0.18 per share, compared to fourth quarter 2012 adjusted earnings of $0.23 per share.

Fourth quarter 2013 operating income totaled $35 million, compared to fourth quarter 2012 operating income of $38 million. Fourth quarter 2013 adjusted operating income totaled $48 million, compared to $62 million in the year-ago period on an adjusted basis.

Full year 2013 operating income totaled $131 million, compared to full year 2012 operating income of $261 million. Full year 2013 adjusted operating income totaled $228 million, compared to $256 million in the year-ago period on an adjusted basis.

Net loss from continuing operations attributable to Dean Foods totaled $37 million for the fourth quarter of 2013, compared with $8 million in income the previous year. On an adjusted basis, fourth quarter net income from continuing operations attributable to Dean Foods totaled $17 million compared with $21 million in the previous year.

Net income attributable to Dean Foods totaled $813 million for the full year 2013, compared with $159 million in the previous year. On an adjusted basis, net income for the full year 2013 totaled $82 million, compared to $72 million in 2012.

“We continue to feel confident in our long-term trajectory,” said Gregg Tanner, Chief Executive Officer of Dean Foods. “In 2013, Dean Foods successfully transformed itself, generating more than $2 billion in shareholder value, substantially deleveraging the company, and focusing the company on its core dairy business. At the same time, we faced significant challenges in the inflationary commodity environment and through competitive pressures on our business. This very challenging environment will persist for Dean Foods, particularly during the first half of 2014 but we are confident that we have the right strategies in place to drive meaningful productivity savings and top line volume growth through the balance of the year.”

Dean Foods’ share of U.S. fluid milk sales volume increased to 35.7 percent during the fourth quarter of 2013 from 34.9 percent in the third quarter of 2013. Industry fluid milk volumes declined approximately 2.2 percent year-over-year in the fourth quarter on an unadjusted basis, based on USDA data and company estimates. Due to the previously disclosed loss of business at a large retailer, Dean Foods’ unadjusted fluid milk volumes declined 9 percent on a year-over-year basis. Excluding the previously announced loss of business at a major customer and another customer’s decision to vertically integrate its dairy operations last year, Dean Foods’ milk volumes declined 0.6 percent in the fourth quarter of 2013, significantly better than the overall category and an improvement from last quarter’s comparable 1.7 percent decline. Total volumes across all products declined 8 percent from the year-ago period to 699 million gallons in the fourth quarter of 2013.

The Company continued to make solid progress against its cost savings targets including the planned closure of eight to twelve (10-15 percent) of its manufacturing facilities by mid-2014. The Company has closed 8 plants and announced a 9th since its accelerated cost reduction initiatives began in the fourth quarter of 2012.

The fourth quarter 2013 average Class I Mover, a measure of raw milk costs, was $19.92 per hundred-weight, a 2 percent decline from the fourth quarter of 2012, and 5 percent above the third quarter 2013 level.

CASH FLOW

Consolidated net cash used in continuing operations for the twelve months ended December 31, 2013 totaled $331 million. Free cash flow from continuing operations, which is defined as net cash provided by or used in continuing operations less capital expenditures, was an outflow of $506 million for the twelve months ended December 31, 2013. Negative cash flow was driven primarily by non-recurring items, most of which were associated with strategic separation activities, including the payment of approximately $420 million of taxes related to the Morningstar divestiture, $31 million related to the impact of moving WhiteWave and Morningstar accounts receivable from intercompany to third party transactions, and $32 million of transaction costs, as well as a $19 million litigation settlement payment in the second quarter. On an adjusted basis, which excludes these, and certain other items, Dean Foods generated $60 million in free cash flow for the twelve months ended December 31, 2013. A reconciliation between net cash used in continuing operations and adjusted free cash flow provided by continuing operations is provided in the tables below.

NET DEBT

Total debt at December 31, 2013, net of $17 million cash on hand, was approximately $881 million. On an all cash netted basis, the Company’s leverage ratio was 2.21 times funded net debt to EBITDA at the end of 2013.

FORWARD OUTLOOK

“Turning to our forward outlook, there are several broad themes that are expected to drive business results and our earnings progression this year,” continued Tanner

“First, the consensus view of the dairy commodity outlook for 2014 appears to be more challenging than previously expected as current dairy commodity prices have moved near or beyond all-time highs despite strong global production growth. On our last earnings conference call, we expressed a view that raw milk prices would begin to fall in the early part of 2014, before moderating and rising slightly over the back half. However, since then, raw milk prices have risen sharply driven by global demand for imported dairy products. We now expect Class I dairy commodity prices to climb throughout the majority of the first half, before flattening and declining moderately in the second half of 2014.

“Second, the RFP driven volume losses and the associated margin pressures we experienced occurred primarily late in the second quarter and early third quarter of 2013 resulting in very tough first half 2014 overlaps.

“Third, because overall 2013 performance was meaningfully below our plan, we significantly underpaid our 2013 bonus targets. Our 2014 guidance assumes we will pay short-term incentive at targeted levels. This higher level of incentive compensation is expected to be a drag on our financial performance in 2014.

“Finally, the fluid milk category finished the year with industry volumes down 2.2 percent in the fourth quarter and we continue to keep a watchful eye on the impacts associated with higher dairy commodity prices and the recent reduction in Supplemental Nutrition Assistance Program, or SNAP benefits. We are hopeful that our new volume wins, and increasing share gains, will partially offset the asset deleverage soft category volumes create; however soft volumes, coupled with inflation, can negate some of the impact of our cost reduction efforts, and makes it harder to take those savings to the bottom line.

“On the plus side, we continue to have a robust cost reduction effort in place. We are working to offset both commodity and non-commodity related inflation through a combination of cost reductions and price realization. That said, we are clearly beginning the year behind commodity inflation in the first quarter given the rapid rise in Class I prices to all-time highs. In order to mitigate soft volumes, we have won new business that should continue to come on line late in the first quarter and we are continuing to execute against our plant closure initiatives in order to increase efficiencies within our existing network.

“Taking all of these factors into account, we expect full year adjusted diluted earnings of $0.73 to $0.86 per share.

“We expect the first half of 2014 to be particularly difficult as we battle the RFP driven volume losses and the associated margin pressures we experienced primarily late in the second quarter and early third quarter of 2013. We will not fully lap these impacts until the second half of the year, which will make for a very tough first half comparison, particularly in Q1. We expect our first quarter will be our most difficult quarter of this year as we chase the current all-time high Class I commodity environment, overlap the full brunt of the RFP driven volume losses and margin pressures, and continue to work through the transitory costs associated with our accelerated plant closure agenda. All in, we expect first quarter adjusted diluted earnings per share to be approximately break-even with three cents of potential risk or benefit implied. We expect our performance to improve throughout the year as we adjust to offset inflation, volume from new business flows into the system and our cost reduction initiatives continue to gain momentum.”

CONFERENCE CALL/WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s website at http://www.deanfoods.com/. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods® is a leading food and beverage company in the United States and is the nation’s largest processor and direct-to-store distributor of fluid milk. Headquartered in Dallas, Texas, the Dean Foods portfolio includes TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES® milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Nearly 18,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*	The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**	PET is a trademark of The J.M. Smucker Company and is used by license.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, diluted earnings per share, adjusted diluted earnings per share, debt covenant compliance, cost reduction strategies, divestitures, planned share repurchases, and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The cost and supply of commodities and other raw materials are determined by market forces over which we have limited or no control. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The declaration and payment of cash dividends under our dividend policy remains at the sole discretion of the Board of Directors or a committee thereof and will depend upon our financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Board or such committee. For other risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain adjusted financial results and certain other non-GAAP financial measures, including Adjusted EBITDA, Free Cash Flow and Adjusted Free Cash Flow, each as defined below. These non-GAAP financial measures are from continuing operations and are adjusted to eliminate the net expense, net gain and cash flow impacts related to the items identified in the “Reconciliation of GAAP to Non-GAAP Information” tables below. This information is provided to assist investors in making meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Additionally, certain pro forma adjustments were made to our GAAP results for the three and twelve months ended December 31, 2012 to facilitate a meaningful comparison of operating results between 2012 and 2013. Because we cannot predict the timing and amount of charges associated with certain non-recurring items; asset impairment charges; gains or losses related to discontinued operations and divestitures; deal, integration and separation costs; facility closing, reorganization and realignment costs; litigation settlements; and certain other charges, as well as the timing and amount of any cash outflows or inflows associated with such items, our management does not consider these items when evaluating our performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.

We have defined Adjusted EBITDA as net income attributable to Dean Foods, which is the most comparable GAAP financial measure, adjusted for the items above as well as interest, taxes, depreciation and amortization. We believe Adjusted EBITDA is a useful measure for analyzing the performance of our business and is an indicator of our ability to incur and service indebtedness and generate free cash flow. We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because such measures assist in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly) and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. The reconciliation of net income to Adjusted EBITDA for the three and twelve months ended December 31, 2013 and 2012 is included in the tables below.

Additionally, we believe free cash flow provided by (used in) continuing operations (“Free Cash Flow”) and adjusted free cash flow provided by (used in) continuing operations (“Adjusted Free Cash Flow”) are meaningful non-GAAP measures that offer supplemental information and insight regarding the liquidity of our operations and our ability to generate sufficient cash flow above what is required in our business to sustain our operations.

We define Free Cash Flow as net cash provided (used in) by continuing operations less cash payments for capital expenditures.

We define Adjusted Free Cash Flow as Free Cash Flow adjusted for the impact on operating cash flows related to certain significant or non-recurring items, including income taxes paid on the divestiture of Morningstar; litigation payments; payments associated with our restructuring, reorganization and realignment activities; transaction costs and other separation costs resulting from the Morningstar divestiture and WhiteWave spin-off in 2013; income tax payments related to certain deferred intercompany transactions between us and WhiteWave which were recognized by us upon completion of the WhiteWave spin-off; and other increases in or reductions to income tax payments associated with the adjustments described above. Additionally, the computation of Adjusted Free Cash Flow for the twelve months ended December 31, 2013 has been further adjusted to exclude the net impact on working capital of accounts receivable and accounts payable associated with our transitional services agreements with WhiteWave and Morningstar, as well as the movement of WhiteWave and Morningstar trade accounts receivable and trade accounts payable from intercompany transactions (which were previously eliminated in consolidation) to third-party transactions in 2013. A reconciliation of net cash used in continuing operations, which is the most comparable U.S. GAAP financial measure, to Adjusted Free Cash Flow, is included in the tables below.

This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies. We believe that the presentation of these non- GAAP financial measures, when considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures, provides investors with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. A full reconciliation of our results and financial measures reported in accordance with GAAP for the three and twelve months ended December 31, 2013 and 2012 to the non-GAAP financial measures described above is set forth herein.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Tim Smith, +1-214-303-3713

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended December 31,		Three months ended December 31,
	2013	2012	2013		2012
	GAAP		Adjusted*		Pro forma adjusted*
Net sales	$2,295,450	$2,455,130	$2,295,450		$2,467,582	(j)
Cost of sales	1,849,680	1,939,327	1,848,569	(a)(b)	1,953,277	(j)

Gross profit	445,770	515,803	446,881		514,305

Operating costs and expenses:
Selling and distribution	332,614	351,690	332,439	(b)	351,693	(j)
General and administrative	66,827	107,763	65,655	(b)(c)(f)	99,931	(c)(j)
Amortization of intangibles	884	940	884		940
Facility closing and reorganization costs	9,191	18,055	—	(b)	—	(b)
Impairment of long-lived assets	1,500	—	—	(a)	—
Other operating income	—	(1,120)	—		—	(a)

Total operating costs and expenses	411,016	477,328	398,978		452,564

Operating income	34,754	38,475	47,903		61,741
Interest expense	20,549	33,851	20,195	(h)	27,640	(g)(h)
Loss on early retirement of debt	63,387	—	—	(d)	—
Other expense, net	89	29	89		29

Income (loss) from continuing operations before income taxes	(49,271)	4,595	27,619		34,072
Income tax expense (benefit)	(11,909)	(3,167)	10,495	(i)	12,947	(i)(j)

Income (loss) from continuing operations	(37,362)	7,762	17,124		21,125
Gain (loss) on sale of discontinued operations, net of tax	(227)	405	—	(f)	—	(g)
Income (loss) from discontinued operations, net of tax	(88)	22,385	—	(f)	—	(f)(g)

Net income (loss)	(37,677)	30,552	17,124		21,125
Net income attributable to non-controlling interest in discontinued operations	—	(2,419)	—		—	(h)
Net income (loss) attributable to Dean Foods Company	$(37,677)	$28,133	$17,124		$21,125

Average common shares:
Basic	94,535	92,670	94,535		92,670
Diluted	94,535	93,492	95,468	(k)	93,492

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.40)	$0.08	$0.18		$0.23
Gain from discontinued operations attributable to Dean Foods Company	—	0.22	—		—

Net income (loss) attributable to Dean Foods Company	$(0.40)	$0.30	$0.18		$0.23

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.40)	$0.08	$0.18		$0.23
Gain from discontinued operations attributable to Dean Foods Company	—	0.22	—		—

Net income (loss) attributable to Dean Foods Company	$(0.40)	$0.30	$0.18		$0.23

*	See notes to Earnings Release Tables
**	Basic and diluted earnings (loss) per common share and average basic and diluted shares outstanding for the three months ended December 31, 2012 have been adjusted retroactively to reflect a 1-for-2 reverse stock split effected August 26, 2013.

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Twelve months ended December 31,		Twelve months ended December 31,
	2013	2012	2013		2012
	GAAP		Adjusted*		Pro forma adjusted*
Net sales	$9,016,321	$9,274,662	$9,016,321		$9,317,288	(j)
Cost of sales	7,161,734	7,179,403	7,155,223	(a)(b)	7,228,256	(a)(j)

Gross profit	1,854,587	2,095,259	1,861,098		2,089,032

Operating costs and expenses:
Selling and distribution	1,337,745	1,419,531	1,335,161	(b)	1,419,562	(j)
General and administrative	310,453	412,957	293,822	(b)(c)(f)	409,625	(c)(j)
Amortization of intangibles	3,669	3,758	3,669		3,758
Facility closing and reorganization costs	27,008	55,787	—	(b)	—	(b)
Litigation settlements	(1,019)	—	—	(h)	—
Impairment of long-lived assets	43,441	—	—	(a)	—
Other operating (income) loss	2,494	(57,459)	—	(a)	—	(a)

Total operating costs and expenses	1,723,791	1,834,574	1,632,652		1,832,945

Operating income	130,796	260,685	228,446		256,087
Interest expense	200,558	150,589	96,686	(e)(f)(g)(h)	142,160	(g)(h)
Gain on disposition of WhiteWave common stock	(415,783)	—	—	(e)	—
Loss on early retirement of debt	63,387	—	—	(d)	—
Other income, net	(400)	(1,664)	(400)		(1,664)

Income from continuing operations before income taxes	283,034	111,760	132,160		115,591
Income tax expense (benefit)	(42,325)	87,945	50,219	(i)	43,923	(i)(j)

Income from continuing operations	325,359	23,815	81,941		71,668
Gain (loss) on sale of discontinued operations, net of tax	491,195	(2,053)	—	(f)(g)(h)	—	(e)(g)
Income from discontinued operations, net of tax	2,803	139,279	—	(f)(g)	—	(f)(g)

Net income	819,357	161,041	81,941		71,668
Net income attributable to non-controlling interest in discontinued operations	(6,179)	(2,419)	—	(h)	—	(h)

Net income attributable to Dean Foods Company	$813,178	$158,622	$81,941		$71,668

Average common shares:
Basic	93,786	92,375	93,786		92,375
Diluted	94,796	93,066	94,796		93,066

Basic earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$3.47	$0.26	$0.87		$0.78
Gain from discontinued operations attributable to Dean Foods Company	5.20	1.46	—		—

Net income attributable to Dean Foods Company	$8.67	$1.72	$0.87		$0.78

Diluted earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$3.43	$0.26	$0.86		$0.77
Gain from discontinued operations attributable to Dean Foods Company	5.15	1.44	—		—

Net income attributable to Dean Foods Company	$8.58	$1.70	$0.86		$0.77

*	See notes to Earnings Release Tables
**	Basic and diluted earnings per common share and average basic and diluted shares outstanding for the year ended December 31, 2012 have been adjusted retroactively to reflect a 1-for-2 reverse stock split effected August 26, 2013.

DEAN FOODS COMPANY

Computation of Adjusted EBITDA

(Unaudited)

(In thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Net income attributable to Dean Foods Company	$17,124	$21,125	$81,941	$71,668
Interest expense	20,195	27,640	96,686	142,160
Income tax expense	10,495	12,947	50,219	43,923
Depreciation and amortization	39,813	42,925	160,511	172,287

Adjusted EBITDA	$87,627	$104,637	$389,357	$430,038

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$16,762	$24,657
Assets of discontinued operations*	—	2,793,608
Other current assets	1,133,936	1,162,469

Total current assets	1,150,698	3,980,734
Property, plant and equipment, net	1,216,047	1,248,637
Intangibles and other assets, net	435,300	468,212

Total Assets	$2,802,045	$5,697,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities of discontinued operations*	$—	$1,466,221
Other current liabilities, excluding debt	780,389	933,631

Total current liabilities, excluding debt	780,389	2,399,852
Total long-term debt, including current portion	897,262	2,322,243
Other long-term liabilities	410,079	515,860

Total Dean Foods Company stockholders’ equity	714,315	357,187
Non-controlling interest	—	102,441

Total stockholders’ equity	714,315	459,628

Total Liabilities and Stockholders’ Equity	$2,802,045	$5,697,583

*	Reflects the discontinued operations of WhiteWave and Morningstar

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows (GAAP Basis)

(Unaudited)

(In thousands)

	Year ended December 31,
	2013	2012
Operating Activities
Net cash provided by (used in) continuing operations	$(330,727)	$204,879
Net cash provided by discontinued operations	14,086	277,539

Net cash provided by (used in) operating activities	(316,641)	482,418

Investing Activities
Payments for property, plant and equipment	(175,163)	(123,892)
Proceeds from insurance and other recoveries	—	3,075
Proceeds from divestitures		58,034
Proceeds from sale of fixed assets	9,940	12,962
Other	—	(253)

Net cash used in investing activities - continuing operations	(165,223)	(50,074)
Net cash provided by (used in) investing activities - discontinued operations	1,403,494	(124,104)

Net cash provided by (used in) investing activities	1,238,271	(174,178)

Financing Activities
Net repayment of debt	(839,937)	(1,407,470)
Premiums paid on early retirement of debt	(57,243)	—
Payments of financing costs	(6,197)	—
Issuance of common stock, net of share repurchases	23,481	6,434
Other	1,954	571

Net cash used in financing activities - continuing operations	(877,942)	(1,400,465)
Net cash provided by (used in) financing activities - discontinued operations	(51,584)	1,098,002

Net cash used in financing activities	(929,526)	(302,463)
Effect of exchange rate changes on cash and cash equivalents	1	733

Increase (decrease) in cash and cash equivalents	(7,895)	6,510
Cash and cash equivalents, beginning of period	24,657	18,147

Cash and cash equivalents, end of period	$16,762	$24,657

DEAN FOODS COMPANY

Reconciliation of Net Cash Provided by (Used in) Continuing Operations

to Adjusted Free Cash Flow Provided by Continuing Operations

(Unaudited)

(In thousands)

	Year ended December 31,
	2013	2012
Computation of Free Cash Flow provided by (used in) continuing operations

Net cash provided by (used in) continuing operations - GAAP Basis	$(330,727)	$204,879
Payments for property, plant and equipment	(175,163)	(123,892)

Free cash flow provided by (used in) continuing operations	$(505,890)	$80,987

Computation of Adjusted Free Cash Flow provided by continuing operations

Net cash provided by (used in) continuing operations - GAAP Basis	$(330,727)	$204,879
Estimated impact on net cash provided by (used in) continuing operations related to:
Facility closing, reorganization and realignment costs	35,726	24,150
Deal, integration and separation costs	32,246	16,444
Morningstar divestiture	57,948	—
WhiteWave spin-off	10,756	—
Litigation payments	19,101	61,325
Increase in (reduction to) income tax payments associated with above activities	410,163	(32,692)

Adjusted net cash provided by continuing operations	235,213	274,106
Less: Payments for plant, property & equipment	(175,163)	(123,892)

Adjusted free cash flow provided by continuing operations	$60,050	$150,214

DEAN FOODS COMPANY

Reconciliation of GAAP to Pro Forma Adjusted Earnings

(Unaudited)

(In thousands, except per share data)

	Three months ended December 31, 2013
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization & realignment costs (b)	Deal, integration and separation costs (c)	Loss on early retirement of debt (d)	Morningstar sale (f)	WhiteWave spin-off (g)	Other adjustments (h)	Income tax (i)	Adjusted*
Operating income (loss):
Dean Foods	$45,445	$1,064	$783	$1,156	$—	$(545)	$—	$—	$—	$47,903
Facility closing and reorganization costs	(9,191)	—	9,191	—	—	—	—	—	—	—
Impairment of long-lived assets	(1,500)	1,500	—	—	—	—	—	—	—	—

Total operating income	34,754	2,564	9,974	1,156	—	(545)	—	—	—	47,903
Interest expense	20,549	—	—	—	—	—	—	(354)	—	20,195
Loss on early retirement of debt	63,387	—	—	—	(63,387)	—	—	—	—	—
Other expense, net	89	—	—	—	—	—	—	—	—	89
Income tax expense (benefit)	(11,909)	—	—	—	—	—	—	—	22,404	10,495

Income (loss) from continuing operations	(37,362)	2,564	9,974	1,156	63,387	(545)	—	354	(22,404)	17,124
Loss from discontinued operations, net of tax	(315)	—	—	—	—	315	—	—	—	—

Net income (loss) attributable to Dean Foods Company	$(37,677)	$2,564	$9,974	$1,156	$63,387	$(230)	$—	$354	$(22,404)	$17,124

Diluted earnings (loss) per share (k)	$(0.40)	$0.03	$0.11	$0.01	$0.67	$—	$—	$—	$(0.24)	$0.18

	Three months ended December 31, 2012
		Asset write-downs and (gain) loss on sale of assets	Facility closing, reorganization and realignment costs	Deal, integration and separation costs	Loss on early retirement of debt	Morningstar sale	WhiteWave spin-off	Other adjustments	Income tax		Pro forma adjustments	Pro forma
	GAAP	(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	Adjusted*	(j)	adjusted*
Operating income (loss):
Dean Foods	$55,410	$—	$—	$6,904	$—	$—	$—	$—	$—	$62,314	$(573)	$61,741
Facility closing and reorganization costs	(18,055)	—	18,055	—	—	—	—	—	—	—	—	—
Other operating income	1,120	(1,120)	—	—	—	—	—	—	—	—	—	—

Total operating income	38,475	(1,120)	18,055	6,904	—	—	—	—	—	62,314	(573)	61,741
Interest expense	33,851	—	—	—	—	—	(5,693)	(518)	—	27,640	—	27,640
Other expense, net	29	—	—	—	—	—	—	—	—	29	—	29
Income tax expense (benefit)	(3,167)	—	—	—	—	—	—	—	16,332	13,165	(218)	12,947

Income from continuing operations	7,762	(1,120)	18,055	6,904	—	-	5,693	518	(16,332)	21,480	(355)	21,125
Income from discontinued operations, net of tax	22,790	—	—	—	—	(3,932)	(18,858)	—	—	—	—	—
Net income attributable to non-controlling interest in discontinued operations	(2,419)	—	—	—	—	—	—	2,419	—	—	—	—

Net income attributable to Dean Foods Company	$28,133	$(1,120)	$18,055	$6,904	$—	$(3,932)	$(13,165)	$2,937	$(16,332)	$21,480	$(355)	$21,125

Diluted earnings per share	$0.30	$(0.01)	$0.19	$0.07	$—	$(0.04)	$(0.14)	$0.03	$(0.17)	$0.23	$—	$0.23

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Reconciliation of GAAP to Pro Forma Adjusted Earnings

(Unaudited)

(In thousands, except per share data)

	Twelve months ended December 31, 2013
		Asset write-downs and (gain) loss on sale of assets	Facility closing, reorganization & realignment costs	Deal, integration and separation costs	Loss on early retirement of debt	Disposition of WWAV common stock	Morningstar sale	WhiteWave spin-off	Other adjustments	Income tax
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	Adjusted*
Operating income (loss):
Dean Foods	$202,720	$4,926	$10,787	$10,558	$—	$—	$(545)	$—	$—	$—	$228,446
Facility closing and reorganization costs	(27,008)	—	27,008	—	—	—	—	—	—	—	—
Litigation settlements	1,019	—	—	—	—	—	—	—	(1,019)	—	—
Impairment of long-lived assets	(43,441)	43,441	—	—	—	—	—	—	—	—	—
Other operating loss	(2,494)	2,494	—	—	—	—	—	—	—	—	—

Total operating income	130,796	50,861	37,795	10,558	—	—	(545)	—	(1,019)	—	228,446
Interest expense	200,558	—	—	—	—	(649)	(29,430)	(66,684)	(7,109)	—	96,686
Gain on disposition of WhiteWave common stock	(415,783)	—	—	—	—	415,783	—	—	—	—	—
Loss on early retirement of debt	63,387	—	—	—	(63,387)	—	—	—	—	—	—
Other income, net	(400)	—	—	—	—	—	—	—	—	—	(400)
Income tax expense (benefit)	(42,325)	—	—	—	—	—	—	—	—	92,544	50,219

Income from continuing operations	325,359	50,861	37,795	10,558	63,387	(415,134)	28,885	66,684	6,090	(92,544)	81,941
Income from discontinued operations, net of tax	493,998	—	—	—	—	—	(491,887)	(2,815)	704	—	—
Net income attributable to non-controlling interest in discontinued operations	(6,179)	—	—	—	—	—	—	—	6,179	—	—

Net income attributable to Dean Foods Company	$813,178	$50,861	$37,795	$10,558	$63,387	$(415,134)	$(463,002)	$63,869	$12,973	$(92,544)	$81,941

Diluted earnings per share	$8.58	$0.54	$0.40	$0.11	$0.67	$(4.38)	$(4.89)	$0.67	$0.14	$(0.98)	$0.86

	Twelve months ended December 31, 2012
		Asset write-downs and (gain) loss on sale of assets	Facility closing, reorganization and realignment costs	Deal, integration and separation costs	Loss on early retirement of debt	Disposition of WWAV common stock	Morningstar sale	WhiteWave spin-off	Other adjustments	Income tax		Pro forma adjustments	Pro forma
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	Adjusted*	(j)	adjusted*
Operating income (loss):
Dean Foods	$259,013	$5,983	$—	$6,904	$—	$—	$—	$—	$—	$—	$271,900	$(15,813)	$256,087
Facility closing and reorganization costs	(55,787)	—	55,787	—	—	—	—	—	—	—	—	—	—
Other operating income	57,459	(57,459)	—	—	—	—	—	—	—	—	—	—	—

Total operating income	260,685	(51,476)	55,787	6,904	—	—	—	—	—	—	271,900	(15,813)	256,087
Interest expense	150,589	—	—	—	—	—	—	(5,693)	(2,736)	—	142,160	—	142,160
Other income, net	(1,664)	—	—	—	—	—	—	—	—	—	(1,664)	—	(1,664)
Income tax expense	87,945	—	—	—	—	—	—	—	—	(38,013)	49,932	(6,009)	43,923

Income from continuing operations	23,815	(51,476)	55,787	6,904	—	—	—	5,693	2,736	38,013	81,472	(9,804)	71,668
Income from discontinued operations, net of tax	137,226	—	—	—	—	—	(45,681)	(94,003)	2,458	—	—	—	—
Net income attributable to non-controlling interest in discontinued operations	(2,419)	—	—	—	—	—	—	—	2,419	—	—	—	—

Net income attributable to Dean Foods Company	$158,622	$(51,476)	$55,787	$6,904	$—	$—	$(45,681)	$(88,310)	$7,613	$38,013	$81,472	$(9,804)	$71,668

Diluted earnings per share	$1.70	$(0.55)	$0.60	$0.08	$—	$—	$(0.49)	$(0.95)	$0.08	$0.41	$0.88	$(0.11)	$0.77

*	See notes to Earnings Release Tables

For the three and twelve months ended December 31, 2013 and 2012, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP due to the exclusion of net gains or net losses associated with certain non-recurring items, including the disposition of our investment in WhiteWave common stock that was completed in July 2013; asset impairment charges; discontinued operations; integration and separation expenses; costs associated with the cash tender offer on our senior notes; as well as facility closing, reorganization and realignment costs. These adjustments are made to facilitate meaningful comparisons of our operating performance between periods as the Company cannot predict the timing and amount of charges associated with such items. Additionally, certain pro forma adjustments were made to our GAAP results for the three and twelve months ended December 31, 2012 to reflect the pro forma impact of certain commercial agreements that became effective in October 2012 related to our strategic activities, to facilitate a meaningful comparison of our operating performance between 2013 and 2012. These adjustments are described in more detail below.

(a)	The adjustment reflects the elimination of the following:

i.	Asset write-downs, including our evaluation of the impact that we expect certain changes in our business, including the loss of a portion of a significant customer’s volume and related plans for consolidating our production network to have on our estimated future cash flows. The charges year-to-date include the impairment of certain fixed assets of $35.5 million, the write-off of a favorable lease asset of $3.5 million and write-downs related to one of our indefinite-lived trademarks of $4.4 million;

ii.	Accelerated depreciation of $4.9 million related to machinery and equipment at certain of our production facilities as a result of revisions made to the estimated remaining useful lives due to our evaluation of the impact that we expect changes in our business to have on estimated future cash flows at those production facilities;

iii.	Other operating loss of $2.2 million related to a final settlement of certain liabilities associated with the prior disposition of one of our manufacturing facilities; and

iv.	A pre-tax gain resulting from the sale of our approximate 25% non-controlling interest in Consolidated Container Company, which closed on July 3, 2012.

(b)	The adjustment reflects the elimination of severance charges and non-cash asset write-downs related to approved facility closings and restructuring plans, as well as other organizational realignment activities. We have accelerated our cost reduction efforts in 2013, including the closure of eight facilities in our network, the elimination of a significant number of distribution routes, functional and operational realignments and other cost-savings initiatives.

(c)	The adjustment reflects the elimination of the following separation activities related to the spin-off of WhiteWave from Dean Foods on May 23, 2013:

i.	Transaction and separation costs of $4.4 million; and

ii.	Additional stock compensation expense of $6.7 million related to the proportionate adjustment of the number and exercise prices of certain stock options, restricted stock units and phantom shares granted to Dean Foods employees that were outstanding at the time of the WhiteWave spin-off in order to maintain the aggregate intrinsic value of such awards.

(d)	During the fourth quarter of 2013, we successfully completed a cash tender offer for $400 million of our Senior Notes Due 2018 and 2016. As a result of the tender offer, we recorded a $63.3 million pre-tax loss on early extinguishment of debt ($38.7 million, net of tax) in the fourth quarter of 2013, which consisted of debt tender premiums of $57.2 million, the write-off of unamortized debt issue costs of $5.5 million, and other direct costs associated with the tender offer of $0.6 million. The adjustment reflects the elimination of this loss.

(e)	The adjustment reflects the elimination of the following:

i.	A gain of $415.8 million associated with the disposition of our investment in WhiteWave common stock in July 2013; and

ii.	Interest expense associated with a short-term loan agreement entered into to facilitate our disposition of WhiteWave common stock.

(f)	We completed the sale of our Morningstar division on January 3, 2013. Our Morningstar operations have been reflected as discontinued operations in our Consolidated Financial Statements under GAAP for all periods presented. In addition to the elimination of discontinued operations, net of tax, the adjustment reflects the elimination of the following:

i.	Write-off of deferred financing costs associated with debt that was fully repaid with proceeds from the sale of our Morningstar division;

ii.	Interest expense of $28.0 million related to the interest rate swaps we terminated as the result of debt repayments made with proceeds from the sale of our Morningstar division; and

iii.	Separation costs of $0.5 million.

(g)	We completed the spin-off of WhiteWave on May 23, 2013. WhiteWave’s operations have been reflected as discontinued operations in our Consolidated Financial Statements under GAAP for all periods presented. In addition to the elimination of discontinued operations, the adjustment reflects the elimination of $66.7 million of losses related to interest rate swaps that were novated to WhiteWave in connection with the WhiteWave IPO. Upon completion of the spin-off, we recognized the losses previously recorded in accumulated other comprehensive income in interest expense as a one-time, non-cash charge.

(h)	The adjustment reflects the elimination of the following:

i.	Interest accretion in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012;

ii.	A modest reduction in a litigation settlement liability due to plaintiff class “opt-outs”;

iii.	A litigation settlement reached in 2012 related to certain contingent obligations we retained in connection with the 2006 sale of our Iberian operations;

iv.	The write-off of unamortized deferred financing costs associated with our prior credit facility as a result of the termination of such facility and the extinguishment of the associated debt; and

v.	Net income attributable to the 13% interest in WhiteWave that we did not own during the period prior to the spin-off of WhiteWave on May 23, 2013.

(i)	The adjustment reflects the income tax impact on adjustments (a) through (h) and to reflect our adjusted tax rate at 38%, which we believe represents our normalized long-term effective tax rate as a U.S. domiciled business.

(j)	Certain pro forma adjustments were made to 2012 results to reflect the impact of certain commercial agreements that became effective upon completion of the WhiteWave IPO. These agreements modified the previous intercompany arrangements to reflect arms length pricing for certain transactions between Dean Foods and our former segments.

(k)	The adjustment reflects an add-back of the dilutive shares, which were anti-dilutive for GAAP purposes.